                                    AGREEMENT


This agreement ("Agreement") made and entered into as of this 1st day of November, 1999, by and between World Cyberlinks Corp. ("WCYB") on the one hand, and Jeffrey N. Denenberg (Denenberg), on the other hand.

WHEREAS, Denenberg has financially supported the startup activities and business (the "business") of WCYB; and

WHEREAS, Denenberg desires to continue to support the Business and now provide certain services ("Services") to WCYB; and

WHEREAS, WCYB desires Denenberg to provide those Services; and

WHEREAS, WCYB and Denenberg desire to have this Agreement control the rights, liabilities, obligations and benefits of each party to the other.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the payment of Ten and NO/00 ($10.00) Dollars, the receipt of which is acknowledged by the execution of this Agreement, and for other good and valuable consideration, it is agreed as follows:

1. Denenberg shall perform and hold the position of Director and Chief Technical Advisor to the Company.

2. In the event WCYB accepts contracts from or contracts with any source introduced by Denenberg, then Denenberg shall be entitled to a 5% fee, comprised of 5% cash.

3.   Denenberg shall perform for a period of (2) years ending December 1, 2001.

4. WCYB shall issue to Denenberg 150,000 shares of Restricted Stock for the Services provided by Denenberg to WCYB over the term of the agreement together with any other compensation approved by the Board of Directors.

5. This Agreement may be amended to limit, expand or define the Services herein before set forth, but only in writing, signed by the parties hereto.





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

J. N. Denenberg Agreement

6. This agreement contains the entire understanding of the parties, and merges all prior understandings, both oral and written.

7. This Agreement shall be construed by the laws of the State of New York, and in the event of any dispute, any legal action may only be commenced in the courts located in the State of New York.


                                         WORLD CYBERLINKS CORP.

                                         BY: /s/ David Grossman
                                             ---------------------------------
                                             David Grossman

                                         BY: /s/ Jeffrey N. Denenberg
                                             ---------------------------------
                                             Jeffrey N. Denenberg


                                             November 1, 1999



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